Written Q&A w/ Benzinga Reporter Erica Kollmann
  STARLAUNCH 1 is designed for short-duration microgravity missions. Who is the primary customer for this-government research, private biotech, or perhaps materials science-and how large is the current backlog for these services?
    STARLAUNCH 1 is designed to serve customers that need short-duration, repeatable microgravity access with high schedule certainty. To date, our primary engagement has been with government and defense research organizations, where responsiveness, mission tailoring, and the ability to iterate quickly are critical.
    We also feel that STARLAUNCH1 will be of interest to prospective commercial R&D customers, including advanced materials and life sciences, as we see a need for more flexible and responsive microgravity platforms.
    With respect to backlog, the company is not providing quantitative detail on backlog or demand at this time. As Starfighters Space begins its regular earnings and investor reporting cadence, we expect that metrics such as backlog, revenue visibility, and demand indicators will be addressed through future disclosure filings.
  Investors often view air-launch separation as one of the high-risk moments in a mission profile. Now that the wind tunnel testing has mitigated that specific risk, what do you view as the single biggest technical challenge remaining before STARLAUNCH 1 reaches operational status?
    Air-launch separation is a key technical milestone, and the wind tunnel testing supports confidence in the underlying aerodynamic and stability assumptions. As STARLAUNCH 1 progresses toward operational status, the focus remains on continued end-to-end system validation, including integrated flight operations, guidance, propulsion, and mission execution. We expect to share additional detail on technical progress and next steps through future disclosure filings.
  Rocket Lab's HASTE is a ground-launched vehicle that has to fight through the thickest part of the atmosphere from a standstill. Your system releases at Mach 1.3 and high altitude. Beyond the fuel savings, how does the supersonic head start specifically benefit customers testing delicate hypersonic sensors or air-breathing engines compared to a ground-launch profile?
    We believe releasing at altitude and already supersonic provides benefits that go beyond propellant efficiency, such as allowing payloads to avoid the densest part of the atmosphere, reducing early-flight aerodynamic loads and enabling a cleaner, more controlled ramp into the test regime.
    For customers testing sensitive sensors or air-breathing systems, we believe this will translates into faster access to relevant conditions, more efficient use of the mission window, and greater flexibility in shaping the test envelope to meet specific experimental objectives. We believe such will result in higher-quality, more repeatable test data compared to a traditional ground-launch profile.
  Rocket Lab currently targets a launch cadence of roughly once per month for HASTE and charges a premium for dedicated missions. What is Starfighters' target turnaround time between missions, and do you expect to undercut the current $10M-$15M price point of a HASTE-class mission?
    STARLAUNCH 1 is being designed around operational responsiveness, with the objective of supporting shorter turnaround times and more flexible scheduling than traditional launch models. Air-launch provides inherent advantages in that regard, particularly as flight operations scale.
    We are not yet providing specific guidance on turnaround time or pricing, and we expect to address those topics in more detail through future disclosure filings. More broadly, we believe customers evaluate these missions on more than price alone - schedule certainty, mission tailoring, and data quality are often decisive - and that is where we expect Starfighters Space to be highly competitive.

  Anything else you'd like to share about Starfighters?
    What excites me most about Starfighters Space is that we're not building a concept - we're operationalizing access. For decades, advanced aerospace and defense testing has been constrained by long timelines, limited availability, and rigid infrastructure. We're changing that by using proven aircraft, disciplined execution, and a mission-first mindset to make high-speed, high-altitude access more responsive and repeatable.
    As space, hypersonics, and national security priorities evolve, the ability to test, iterate, and validate in real flight environments - quickly and reliably - becomes increasingly important. Starfighters Space is positioned at that intersection. We anticipate a long runway ahead, not just in space-adjacent missions, but across advanced aerospace and defense applications where speed, flexibility, and credibility matter.